Exhibit 23.1

CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 17, 2003, except for the sixth paragraph of Note 1, as to which the date is                             , in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-109806) and related Prospectus of Renovis, Inc. for the registration of shares of its common stock.

ERNST & YOUNG LLP

Palo Alto, California

The foregoing consent is in the form that will be signed upon the consummation of the reverse stock split described in Note 1 to the financial statements.

/S/ ERNST & YOUNG LLP

Palo Alto, California

January 28, 2004